UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 24, 2006

AirTran Holdings, Inc.

(Exact name of registrant as specified in its charter)

State of Incorporation: Nevada

Commission file number: 1-15991	I.R.S. Employer Identification No: 58-2189551

9955 AirTran Boulevard, Orlando, Florida 32827

(Address of principal executive offices) (Zip Code)

(407) 251-5600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Material Definitive Agreement.

On May 24, 2006, AirTran Holdings, Inc. (the “Company”) entered into a new employment agreement with Robert Fornaro, the Company’s president and chief operating officer. The new agreement has a term of three years, ending on May 23, 2009. The agreement provides for an annual base salary of at least $420,000, and provides for additional benefits including, but not limited to: (i) annual cash incentive awards based upon Mr. Leonard’s performance and that of the Company in accordance with management’s incentive plan, (ii) stock grants of 75,000 shares of the Company’s common stock, (iii) reimbursement for medical and dental expenses incurred by Mr. Fornaro and his spouse, (iv) post-retirement medical and dental benefits for Mr. Fornaro and his spouse, and (v) free air transportation for Mr. Fornaro and his spouse for their lifetimes on any route maintained by the Company.

A copy of the employment agreement is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 5.02 Election of Directors.

On May 24, 2006, Alexis P. Michas was elected to the board of directors of the Company. He was elected by a unanimous vote of the Company’s existing board of directors. He is currently serving as a member of the compensation committee of the board of directors.

Item 8.01 Other Events.

Our Annual Meeting of Stockholders was held on May 24, 2006. At the meeting, 88% of the outstanding shares of our voting stock was represented in person or by proxy. The first proposal voted upon was the election of three Class I Directors for a term ending at the annual meeting in 2009. All three nominated directors, Joseph B. Leonard, Don L. Chapman, and Lewis H. Jordan, were elected by stockholders.

The second proposal voted upon was to approve the AirTran Holdings, Inc. Amended and Restated 2002 Long Term Incentive Plan. This proposal was also approved by stockholders.

Item 9.01 Financial Statements and Exhibits.

c)	Exhibits

10.1	Employment agreement dated May 24, 2006, between AirTran Holdings, Inc. and Robert Fornaro.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AirTran Holdings, Inc.

(Registrant)

Date: May 26, 2006	/s/ Richard P. Magurno

Richard P. Magurno
Senior Vice President, General Counsel and Secretary